EXHIBIT 99.1

Amphenol

News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2007 THIRD QUARTER RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. October 17, 2007. Amphenol Corporation (NYSE-APH) reported today that third quarter 2007 diluted earnings per share increased 28% to $.50 compared to $.39 per share for the comparable 2006 period before flood-related charges. Such per share amount for 2006 excludes the effect of a $5.7 million one-time charge relating to previously announced flood damage at the Company’s Sidney, New York facility. Including such charge, diluted earnings per share for the third quarter 2006 was $.36. (All per share amounts included herein have been adjusted to reflect the Company’s 2 for 1 stock split effective in March 2007.)  Sales for the third quarter 2007 increased 15% to $733.9 million compared to $636.4 million for the 2006 period. Currency translation had the effect of increasing sales by approximately $16.3 million in the third quarter 2007 compared to the 2006 period.

For the nine months ended September 30, 2007, diluted earnings per share was $1.39 compared to $1.04 per share before flood-related charges for the 2006 period. Including flood-related charges, diluted earnings per share for the 2006 period was $.97. Sales for the nine months ended September 30, 2007 were $2,073.8 million compared to $1,812.0 million for the 2006 period. Currency translation had the effect of increasing sales by approximately $43.8 million for the nine month 2007 period when compared to the 2006 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “We are pleased to close a record third quarter with sales of $734 million and earnings per share of $.50. Sales grew 15% over last year. Growth was broad based reflecting the benefits of a diverse market footprint with particular strength in the military and commercial aerospace, automotive and mobile device markets reflecting the impact of multiple new program ramp ups. All geographic regions of the business performed well in the quarter. During the quarter, consistent with our strategy, the Company completed the acquisition of a United States manufacturer of interconnect products for the geophysical exploration industry with annual sales of approximately $35 million. We are excited about the growth potential created by this excellent addition. Our strong organic growth reflects our continued commitment to develop performance enhancing technologies for our customers in all of our markets.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong. Amphenol achieved excellent operating leverage in the quarter with an operating income margin of 19.5% compared to 18.0% in the third quarter of 2006 (before flood-related charges for the 2006 period). The combination of strong top line growth based on value added application specific products together with a continued strong focus on all elements of cost contributed significantly to our results in the quarter and provides a solid base for future performance. Furthermore, net income exceeded 12% of sales, another indication of the Company’s excellent profitability. The Company continues to be an excellent generator of cash. Cash flow from operations remained strong in the quarter at $109 million.”

“The third quarter was good in all respects. I am very proud of our organization as we continue to execute well. We have an outstanding management team, excellent technological capabilities, leading positions in diversified markets and an increasing presence with the major customers in these markets. We are the world’s third largest interconnect company with an expanded platform for creating value. Assuming a continuation of the current economic climate and relatively stable currency exchange rates, we are raising our guidance for the full year 2007 to achieve revenues and EPS in the range of $2,814 million to $2,829 million and $1.89 to $1.91, respectively, an increase of 14% and 29% to 30% over 2006 revenues and EPS before flood-related charges, respectively. This compares to the Company’s previous guidance of revenues and EPS in the range of $2,710 million to $2,750 million and $1.79 to $1.83, respectively. For the fourth quarter 2007 we expect revenues in the range of $740 million to $755 million and EPS in the range of $.50 and $.52, respectively. We are very excited about the future and confident in the ability of our excellent organization to meet the challenges presented and to take advantage of the many opportunities in front of us.”

The Company will host a conference call to discuss its second quarter results at 1:00 PM (ET) October 17, 2007. The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number 517-623-4547; Passcode: Reardon. There will be a replay available until 7:00 PM (ET) on Friday, October 19, 2007. The replay numbers are as follows:  toll free dial-in number is 800-873-2156 and International dial-in number is 402-220-4765.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems. Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization. Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2006, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Net Sales	$733,851	$636,418	$2,073,771	$1,812,007

Cost of sales (1)	494,709	434,684	1,398,437	1,237,758

Gross profit (1)	239,142	201,734	675,334	574,249

Selling, general and administrative expense (1)	95,792	87,430	275,974	253,544
Casualty loss related to flood	—	5,747	—	20,747

Operating income	143,350	108,557	399,360	299,958

Interest expense	(9,371)	(9,308)	(27,392)	(29,494)
Other expenses, net	(4,678)	(3,590)	(11,466)	(9,708)

Income before income taxes	129,301	95,659	360,502	260,756

Provision for income taxes	(37,800)	(28,960)	(107,301)	(83,442)

Net income	$91,501	$66,699	$253,201	$177,314

Net income per common share - Basic (2)	$0.51	$0.37	$1.42	$0.99

Average shares outstanding - Basic (2)	178,405,425	178,844,558	178,388,446	178,942,464

Net income per common share - Diluted (2) (3)	$0.50	$0.36	$1.39	$0.97

Average shares outstanding - Diluted (2)	182,210,197	183,339,568	182,467,606	183,294,688

(1) - As described in the Company's 2006 Form 10-K, the Company changed the presentation of the Consolidated Statements of Income to remove the separate caption for depreciation and amortization and include depreciation and amortization expense in Cost of sales and Selling, general & administrative expense allowing for Gross profit to be presented.

(2) - On January 17, 2007, the Company announced a 2-for-1 stock split that was effective for stockholders of record as of March 16, 2007. The additional shares were distributed on March 30, 2007 and the share information included herein reflects the effect of such stock split.

(3) - Excluding the effect of the flood-related casualty loss, the diluted earnings per share for the three and nine months ended September 30, 2006, was $0.39 and $1.04 respectively.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$164,587	$74,135
Accounts receivable, less allowance for doubtful accounts of $13,383 and $14,677, respectively	473,070	383,858
Inventories	447,116	416,499
Prepaid expenses and other assets	80,580	60,113

Total current assets	1,165,353	934,605

Land and depreciable assets, less accumulated depreciation of $464,437 and $404,401, respectively	304,392	274,143
Deferred debt issuance costs	2,407	2,947
Goodwill	972,524	926,242
Other assets	45,516	57,460

	$2,490,192	$2,195,397

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$273,559	$234,868
Accrued interest	4,351	4,156
Accrued salaries, wages and employee benefits	56,216	53,158
Other accrued expenses	110,103	149,545
Dividends payable	2,704	2,691
Current portion of long-term debt	1,462	3,241

Total current liabilities	448,395	447,659

Long-term debt	715,492	677,173
Accrued pension and post employment benefit obligations	132,581	138,312
Other liabilities	58,733	29,259

Shareholders’ Equity:
Common stock	180	179
Additional paid-in deficit	(62,646)	(119,421)
Accumulated earnings	1,334,327	1,142,536
Accumulated other comprehensive loss	(63,773)	(81,084)
Treasury stock, at cost	(73,097)	(39,216)

Total shareholders’ equity	1,134,991	902,994

	$2,490,192	$2,195,397

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Nine months ended September 30,
	2007	2006

Net income	$253,201	$177,314
Adjustments for cash from operations:
Depreciation and amortization	60,393	54,729
Amortization of deferred debt issue costs	540	396
Stock-based compensation	9,265	6,880
Casualty loss related to flood, net of insurance recoveries	—	6,045
Loss on disposal of fixed assets	165	472
Net change in non-cash components of working capital	(65,231)	(38,320)
Other long term assets and liabilities	(3,457)	6,473

Cash provided by operations	254,876	213,989

Cash flow from investing activities:
Capital additions, net	(76,682)	(57,523)
Proceeds from disposal of fixed assets	879	4,326
Purchase of short term investments	(4,634)	—
Investments in acquisitions	(69,362)	(18,803)

Cash flow used in investing activities	(149,799)	(72,000)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	50,667	(68,008)
Decrease in borrowings under bank agreement	(14,510)	(26,154)
Payment of fees and expenses related to refinancing	—	(882)
Purchase of treasury stock	(87,080)	(33,442)
Proceeds from exercise of stock options	25,461	13,239
Excess tax benefits from stock-based payment arrangements	18,873	5,397
Dividend payments	(8,036)	(8,045)

Cash flow used in financing activities	(14,625)	(117,895)

Net change in cash and cash equivalents	90,452	24,094
Cash and cash equivalents balance, beginning of period	74,135	38,669

Cash and cash equivalents balance, end of period	$164,587	$62,763

Cash paid during the year for:
Interest	26,791	29,906
Income taxes paid, net of refunds	72,560	64,820

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Trade Sales:
Interconnect Products	$659,343	$566,522	$1,862,858	$1,616,710
Cable Products	74,508	69,896	210,913	195,297
Consolidated	$733,851	$636,418	$2,073,771	$1,812,007

Operating income:
Interconnect Products	$144,453	$115,734	$403,546	$324,163
Cable Products	9,471	8,652	26,324	22,736
Stock-based compensation expense	(3,273)	(2,810)	(9,265)	(6,732)
Other operating expenses	(7,301)	(7,272)	(21,245)	(19,462)
Casualty loss related to flood	—	(5,747)	—	(20,747)

Consolidated	$143,350	$108,557	$399,360	$299,958

ROS%:
Interconnect Products	21.9%	20.4%	21.7%	20.1%
Cable Products	12.7%	12.4%	12.5%	11.6%
Corporate - Stock-based compensation	-0.4%	-0.4%	-0.4%	-0.4%
Corporate - all other	-1.0%	-1.1%	-1.0%	-1.1%

Consolidated excluding flood-related charges	19.5%	18.0%	19.3%	17.7%
Consolidated	19.5%	17.1%	19.3%	16.6%